Exhibit 99.1
Community Partners Bancorp Reports Completion of Management Succession Plan
MIDDLETOWN, N.J., November 30, 2009 — Community Partners Bancorp (the “Company”) (NasdaqCM: CPBC), parent company of Two River Community Bank, has announced that it will complete its current management succession plan, initiated in 2006. Effective January 1, 2010, William D. Moss, Executive Vice President and Senior Loan Officer of the Company, will assume the title of President and Chief Executive Officer of the Company, in addition to retaining the title of President and Chief Executive Officer of Two River Community Bank. He also will continue to serve as a member of the Board of Directors of both entities.
Mr. Moss will replace Charles T. Parton, currently Interim President and Chief Executive Officer of the Company, who will remain as Chairman of the Board of both the Company and Two River Community Bank.
Mr. Parton stated, “These actions complete the management succession plan initiated in 2006, which has been implemented by our Board of Directors in several steps, and which has been discussed in previous releases. Bill Moss has demonstrated outstanding leadership in this very challenging economic and banking environment, and our Board is pleased to recognize his capabilities through this promotion. He has our unqualified and unanimous support going forward.”
Community Partners is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey. Two River Community Bank currently operates fifteen branches throughout Monmouth and Union Counties. More information is available at www.communitypartnersbancorp.com.

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Media Information Contacts:
Charles T. Parton, Interim President & CEO
Community Partners Bancorp
732-450-8952 cparto@tworiverbank.com
William D. Moss, Executive Vice President and Senior Loan Officer
Community Partners Bancorp
732-706-9009 wmoss@tworiverbank.com                                                                                                                        CPBC – G
1250 Highway 35 South, Middletown, NJ 07748
732.706.9009 • fax: 732.706.1340 • toll free: 877.706.9009
www.tworiverbank.com